Exhibit 99.1

July 13, 2005

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2005 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported second quarter results for the quarter ended June 30, 2005, with net income of $9.7 million on sales of $306.6 million.

CSI shipped 427,751 net tons of steel products, a 19 percent decrease compared to the second quarter of 2004. Sales revenues for second quarter 2005 are six percent higher than second quarter 2004, although slightly lower than the first quarter of this year.

Net income of $9.7 million is lower than second quarter 2004’s net income of $26.3 million, attributed to a lower average selling price and higher costs of steel slab, the company’s feedstock to its hot strip rolling mill. EBITDA for the quarter was $26.1 million, compared with 2004’s second quarter results of $53.8 million.

Year-to-date, sales revenues total $645.9 million, compared with $524.8 million in 2004. Net income is $31.7 million versus $28.1 million. EBITDA is $74.2 million, compared with 2004’s $69.0 million.

“While the results for this quarter are respectable to historical levels, shipment levels are lower than typically seen at this time of year,” said Masakazu Kurushima, President and CEO. “Demand for pipe products remains strong; however, demand for flat rolled products is lower, reflecting overall conditions in the steel industry,” he continued.

Sales volumes were as follows (net tons):

	2Q05	2Q04
Hot Rolled	176,815	235,858
Cold Rolled	45,514	62,019
Galvanized	164,049	181,569
ERW Pipe	41,373	50,515

Total	427,751	529,961

Results are as follows: (in thousands, except billed net tons)

	Three Months Ended		Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Billed net tons	427,751	529,961	875,889	1,096,591
Net sales revenue	$306,595	$290,048	$645,909	$524,846
Cost of sales	$284,149	$237,394	$575,049	$451,786
SG&A	$6,611	$6,595	$13,904	$12,933
Operating income	$19,139	$46,059	$60,260	$60,130
Interest expense, net	$3,400	$2,509	$6,312	$5,812
Income before tax	$16,052	$44,613	$54,512	$47,700
Net income	$9,673	$26,302	$31,747	$28,121
Depreciation	$6,670	$6,705	$13,331	$13,373
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$95,901	$24,616	$99,415	$12,358
Investing Activities	$30,678	$(5,958)	$29,999	$(7,162)
Financing Activities	$(43,000)	$(18,619)	$(44,607)	$(11,745)

EBITDA	$26,122	$53,828	$74,155	$69,040

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Certain prior-year amounts have been reclassified to conform with the current-year presentation.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of June 30, 2005, with availability of $108.0 million and a cash balance of $85.6 million.

As previously announced, in October 2004 CSI agreed to sell to Arcelor S.A. its four percent interest in the common stock of Companhia Siderúrgica de Tubarão (“CST”). This sale, completed in June 2005, resulted in total cash received in the amount of $30.3 million. Also affecting the cash balance is the sale of a surplus parcel of real estate, for which cash received was $7.1 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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